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                                                                Exhibit 99.1

[CENVEO logo]




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FOR IMMEDIATE RELEASE                             CONTACT:
                                                  Kathy Hedin
                                                  Director of Communications
                                                  Cenveo, Inc.
                                                  303-566-7494
                                                  Kathy.hedin@cenveo.com



                    CENVEO NAMES JAMES R. MALONE NEW CEO


ENGLEWOOD, COLO., (JUNE 22, 2005) - Cenveo(TM), Inc. (NYSE: CVO), one of North America's leading providers of visual communications services, today announced that James R. Malone, founding and managing partner of Qorval, LLC has been named CEO of the company, effective Monday, June 27, 2005.

"We are very pleased to have Jim Malone, with his background, expertise and leadership qualities, take the reins of Cenveo," said Susan Rheney, Chairman of Cenveo. "Jim has a proven track record of helping companies grow and prosper. As we continue the process of evaluating our strategic alternatives and strive to be more flexible and efficient and to provide even greater levels of service to our customers and value to our shareholders, Jim's leadership will be invaluable."

Cenveo said Mr. Malone will also work closely with its financial and legal advisors as the company continues an aggressive and thorough evaluation of its strategic alternatives with the goal of maximizing shareholder value, as it first announced on April 18, 2005. The Company has said that it has already received expressions of interest from a number of parties and is actively reviewing them.

Most recently, Mr. Malone was founding and managing partner of Qorval, LLC, a financial and business restructuring firm based in Naples, Florida. In this capacity, he assumed the role of Chief Executive Officer of several companies including Mail Contractors Of America, Inc., Avborne, Inc. and Brown Jordan International.

"I look forward to leading the company towards meeting its financial and performance targets, while instilling confidence with customers, suppliers, employees and shareholders," said Jim Malone. "Both the industry and today's economy create some interesting challenges and I am excited about working with the entire Cenveo team to realize the company's vision of becoming the solution provider of choice for our customers."

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Mr. Malone led the restructuring team at InaCom Corporation, a $5 billion public company with over 10,000 employees that was a leading single-source provider of information technology products and service to Fortune 1000 companies. In addition, Mr. Malone's successful career includes CEO positions with Anchor Glass Container Corporation, a leading glass container manufacturer; Grimes Aerospace, a global provider of integrated avionics, engines, systems and service solutions for the airlines industry; and Purolator Products Company. Under Mr. Malone's leadership, Purolator's market capitalization grew from $12 million to $350 million.

Mr. Malone is a graduate of Indiana University in Bloomington, Indiana. He currently serves on the boards of AmSouth Bancorporation (NYSE) in Birmingham, AL and Ametek, Inc. (NYSE) in Paoli, PA.

ABOUT CENVEO

Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The Company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The Company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In 2004 and 2005, Cenveo was voted among Fortune Magazine's Most Admired Companies in the printing and publishing category and has consistently earned one of the highest Corporate Governance Quotients by Institutional Shareholder Services. The Company is headquartered in Englewood, Colorado.

Cenveo and Vision Delivered are either trademarks or registered trademarks of Cenveo, Inc.

14a-12 Disclosure
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Cenveo intends to file a proxy statement in connection with any special meeting of its shareholders. Cenveo shareholders should read the proxy statement and other relevant materials when they become available, because they will contain important information. In addition to the documents described above, Cenveo files annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Cenveo are available without charge at the SEC's website, at www.sec.gov, or from Company's Web site at http://www.cenveo.com.

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Cenveo and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the requested special meeting of its shareholders. A description of certain interests of the directors and executive officers of Cenveo is set forth in Cenveo's proxy statement for its 2005 annual meeting which was filed with the SEC on March 7, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the requested special meeting of its shareholders.

Forward-Looking Statements
--------------------------

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) general economic, business and labor conditions, (2) the ability to implement the Company's strategic initiatives, (3) the ability to regain profitability after substantial losses in 2002 and 2001 and in the first quarter of 2004, (4) the majority of Company's sales are not subject to long-term contracts, (5) the industry is extremely competitive due to over capacity, (6) the impact of the Internet and other electronic media on the demand for envelopes and printed material, (7) postage rates and other changes in the direct mail industry, (8) environmental laws may affect the Company's business, (9) the ability to retain key management personnel, (10) compliance with recently enacted and proposed changes in laws and regulations affecting public companies could be burdensome and expensive,
(11) the ability to successfully identify, manage and integrate possible future acquisitions, (12) dependence on suppliers and the costs of paper and other raw materials and the ability to pass paper price increases onto customers, (13) the ability to meet customer demand for additional value-added products and services, (14) changes in interest rates and currency exchange rates of the Canadian dollar, (15) the ability to manage operating expenses, (16) the risk that a decline in business volume or profitability could result in a further impairment of goodwill, and (17) the ability to timely or adequately respond to technological changes in the Company's industry.

Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Cenveo, Inc. Annual Report for the fiscal year ended December 31, 2004, and in the Company's other SEC filings. A copy of the annual report is available on the Company's Web site at http://www.cenveo.com


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